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                                                                     EXHIBIT 3.1


SAP Aktiengesellschaft
Neurottstrasse 16
69190 Walldorf
Germany
Phone: +49 6227 7-47474
















                                     SAP AG
                            ARTICLES OF INCORPORATION


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                              I. GENERAL PROVISIONS


                                    SECTION 1
            CORPORATE NAME, REGISTERED OFFICE AND TERM OF THE COMPANY

1.   The name of the Company is:

     SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der
     Datenverarbeitung.

2.   The Company's registered office is in Walldorf, Germany.

3.   The Company is incorporated for an indefinite period of time.




                                    SECTION 2
                            OBJECTIVES OF THE COMPANY

1. The objectives of the Company are: to develop software, to license such software to third parties, to provide business analysis and implementation consulting services as well as customer training; in addition, to sell, lease, rent or arrange the procurement and provision of IT systems and related equipment for other purposes.

2. As far as permitted by law, the Company may conduct all business and take all measures, which seem appropriate to support its objectives. The Company may in particular acquire or sell land, establish branch offices within Germany and abroad, acquire participations in businesses of the same or a similar kind - in special cases also of a different kind - and conclude corporate, cooperation and joint venture agreements.




                                    SECTION 3
                                OFFICIAL NOTICES

The Company's official notices shall be published in the "Bundesanzeiger" (the official gazette of the Federal Republic of Germany) only.



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                          II. CAPITAL STOCK AND SHARES


                                    SECTION 4
                                  CAPITAL STOCK

1. The capital stock of the Company amounts to EUR 267,314,897.00 and is divided into 61,000,000 no-par ordinary shares and 43,564,499 no-par, non-voting preferred shares. Pursuant to Section 23, paragraph 6 of the Articles of Association, the preferred shares are preferred in terms of profit distribution.

2. The shares are individual shares. They are made out to the bearer. Certificates issued for shares with a par value of DM 5 certify ownership of one individual share; certificates issued for shares with a par value of DM 50 certify ownership of ten individual shares.

3. The form of the share certificates, dividend coupons, and renewal coupons as well as bonds and interest coupons shall be determined by the Executive Board with the consent of the Supervisory Board. The Company may combine single shares of the same par values into share certificates certifying a majority of shares with the corresponding par value (multiple share certificates). Shareholders are not entitled to certificates for single shares.

4. When new shares are issued, the commencement of dividend entitlement in respect of these new shares may be determined in derogation of sec. 60 paragraph 2, German Stock Corporation Act.

5. Taking into account the conversion rights already exercised for convertible bonds by December 31, 1998, the capital stock of the Company is further increased by a maximum of EUR 1,752,455.48 divided into a maximum of 685,501 no-par, non-voting preferred shares made out to the bearer, whose status is equal to that of the preferred shares already issued (Contingent Capital II). The conditional increase in capital will be carried out only to the extent to which the holders of the convertible bonds exercise their right to convert their bonds into shares of the Company. The Annual General Meeting authorized the Executive Board to issue these convertible bonds on June 22, 1994. The new shares shall carry dividend entitlement as of the beginning of the financial year in which they are issued. The Executive Board shall be entitled to determine the procedures relating to the conditional increase in capital.

6. The Executive Board is authorized, with the consent of the Supervisory Board, to increase the Company's capital stock on one or more occasions to a maximum of EUR 5,112,918.81, by May 15, 2003, by issuing new non-voting bearer preferred shares in return for cash deposits (Approved Capital). Only non-voting preferred shares may be issued. They shall carry the same rights under these Articles of Incorporation as previously issued preferred shares. The new shares shall be offered for purchase by existing shareholders. With the consent of the Supervisory Board, the Executive Board is, however, authorized to exclude fractions of shares from the subscription rights granted to shareholders.

7. The Company's capital stock is subject to a contingent increase of a further euro 15,977,871.29 by the issue of up to 6,250,000 nonvoting bearer preferred shares that rank


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     equally with the previously issued preference shares (Contingent Capital
     III). The contingent capital increase will be effected only to the extent that holders of convertible bonds and stock options, issued before December 31, 2004 pursuant to the authorization granted by the General Meeting of January 18, 2000 in connection with the SAP AG 2000 Long Term Incentive Plan, exercise their conversion and subscription rights and the Company does not satisfy the conversion and subscription rights, as the case may be, from shares owned by the Company. The new shares issued in connection with the exercise of these rights are eligible for dividends from the beginning of the first fiscal year for which no General Meeting resolution for the appropriation of retained earnings had been adopted before the time at which the conversion or subscription right was exercised.


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                 III. CONSTITUTION AND MANAGEMENT OF THE COMPANY


                                    SECTION 5
                                CORPORATE BODIES

The Company's executive bodies are:
a) the Executive Board, b) the Supervisory Board, c) the Annual General Meeting.




                               THE EXECUTIVE BOARD


                                    SECTION 6
                       COMPOSITION OF THE EXECUTIVE BOARD

1. The Executive Board shall consist of at least two persons. The appointment of deputy members of the Executive Board is admissible. The latter have the same rights as the full members of the Executive Board regarding the external representation of the Company.

2. The determination of the number and the appointment of the full members and the deputy members of the Executive Board, the conclusion of their employment contracts, and the revocation of their appointments are the responsibility of the Supervisory Board, as are the appointment of a member of the Executive Board as chairman of the Executive Board and the appointment of one or more member/s of the Executive Board as deputy chairman/chairmen of the Executive Board.



                                    SECTION 7
            RULES OF PROCEDURE AND RESOLUTIONS OF THE EXECUTIVE BOARD

The Executive Board shall unanimously adopt its own rules of procedure.

Resolutions of the Executive Board shall be adopted by a majority vote. Should a vote end in a tie, the chairman of the Executive Board, or - if the chairman is unable to vote - the deputy chairman of the Executive Board shall have the casting vote.



                                    SECTION 8
                       LEGAL REPRESENTATION OF THE COMPANY

The Company shall be legally represented
a)   by two members of the Executive Board;
b) by one member of the Executive Board acting jointly with one Company officer with full power of attorney.


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                                    SECTION 9
                  LIMITATION OF THE EXECUTIVE BOARD'S AUTHORITY

The Executive Board shall be obliged to adhere to the limitations imposed by the Articles of Association or the Supervisory Board regarding the scope of its management authority or which result from a resolution adopted by the Annual General Meeting pursuant to sec. 119 of the German Stock Corporation Act.




                            IV. THE SUPERVISORY BOARD


                                   SECTION 10
                           COMPOSITION, TERM OF OFFICE

1. The Supervisory Board shall consist of twelve members, six of whom shall be elected by the shareholders and six by the employees pursuant to the provisions of the 1976 German Co-Determination Act.

2. Unless the Annual General Meeting specifies a shorter term of office when electing individual members of the Supervisory Board or the entire Supervisory Board, the members of the Supervisory Board shall be appointed for a period ending with the Annual General Meeting at which the actions of the Supervisory Board were formally approved for the fourth financial year following commencement of the term of office, not counting the financial year in which their term of office commences.

3. Substitutes for shareholders' representatives on the Supervisory Board may be elected to replace members who resign prior to the expiry of their term; the order of their succession shall be stipulated at the time of their election.

4. In the event that a shareholders' representative is elected to replace a member of the Supervisory Board who resigns, the successor shall be appointed for the remaining term of office of the resigning member. In the event that a substitute member succeeds the resigning member, his term of office shall expire either as of the conclusion of the next Annual General Meeting at which new members of the Supervisory Board are elected or at the latest upon expiry of the term of office of the resigning member of the Supervisory Board. In the event that the Annual General Meeting elects a new representative to replace a member who has already been succeeded by a substitute member, the successor reverts to his position as substitute member.

5. The members and substitute members of the Supervisory Board may resign from office by submitting a written statement addressed to the chairman of the Supervisory Board or to the Executive Board observing a period of notice of four weeks.


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                                   SECTION 11
              DUTIES AND RESPONSIBILITIES OF THE SUPERVISORY BOARD

1. The Supervisory Board shall have all duties and rights that are conferred upon it by law, the Articles of Association or otherwise. Both the Executive and Supervisory Boards shall be entitled to call an Annual General Meeting.

2. The Supervisory Board shall be authorized to amend the Articles of Association where such amendments only concern the wording.

3. The Supervisory Board shall be entitled at any time to supervise all management activities of the Executive Board and to this end to inspect and examine all books and records as well as the assets of the Company.

4. To the extent stipulated by law, the Executive Board shall be obliged to report to the Supervisory Board on the current affairs of the Company.

5. The Supervisory Board may set up committees made up of its own members. Where permitted by law, decision-making powers may be delegated to such committees.



                                   SECTION 12
                 DECLARATIONS OF INTENT OF THE SUPERVISORY BOARD

1. Declarations of intent of the Supervisory Board and its committees shall be given on behalf of the Supervisory Board by the chairman or -- should he be unable to do so -- by the deputy chairman.

2. The chairman of the Supervisory Board or his deputy shall be the permanent representative of the Supervisory Board vis-a-vis third parties, especially vis-a-vis courts and authorities as well as the Executive Board.



                                   SECTION 13
                          CHAIRMAN AND DEPUTY CHAIRMAN

1. Following an Annual General Meeting at which all members of the Supervisory Board to be elected by the Annual General Meeting have been newly appointed, a meeting of the Supervisory Board shall take place, which shall be held without special invitation. At this meeting the Supervisory Board shall elect one of its members as chairman and another as deputy chairman for the term of its office.

2. In the event that the required majority of votes is not reached to elect a chairman or deputy chairman of the Supervisory Board, a second ballot shall be held. In this ballot the members of the Supervisory Board representing the shareholders shall elect the chairman of the Supervisory Board, and the members representing the employees shall elect the deputy chairman by a majority vote.


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3.   Following the election of the chairman and the deputy chairman of the
     Supervisory Board, the Supervisory Board shall form a committee in order to exercise its duties as stipulated in sec. 31, paragraph 3, clause 1 of the German Co-Determination Act. This committee shall consist of the chairman and the deputy chairman of the Supervisory Board as well as two other members of the Supervisory Board, one to be elected by the employees' representatives and the other by the shareholders' representatives on the Supervisory Board. Both members shall be elected by a majority vote.

4. In the event that the chairman of the Supervisory Board is prevented from executing his office, the deputy chairman shall take his place. This provision shall not affect sec. 20, paragraph 1.

5. In the event that the chairman or deputy chairman resigns from office prior to expiry of the term of that office, the Supervisory Board shall elect a new chairman or deputy chairman without delay. The same shall apply in the event that one of the other members of the committee referred to in paragraph 3 resigns from office prior to expiry of the term of that office.




                                   SECTION 14
                     INVITATIONS TO MEETINGS AND RESOLUTIONS

1. The Supervisory Board shall adopt its own rules of procedure by a majority vote. The following provisions apply to invitations to meetings, quorums and resolutions. Supplementary provisions may be stipulated in the rules of procedure.

2. Invitations to attend meetings of the Supervisory Board shall be issued in writing by the chairman no later than fourteen days prior to any meeting, not counting the day of dispatch of the invitation and the day of the meeting. In urgent cases, the chairman may shorten the term and call a meeting by issuing invitations orally or by telephone, telex, telegram, or facsimile.

3. Resolutions may be adopted by written, telegraphic, telephone, facsimile or telex vote, provided that no member objects to this voting form within an appropriate period stipulated by the chairman. Resolutions passed by telephone vote shall subsequently be confirmed in writing.

4. The Executive Board may attend the meetings of the Supervisory Board in an advisory capacity.

5. A quorum shall be present if at least six members of the Supervisory Board attend a meeting. Unless otherwise stipulated by law or by the Articles of Association, resolutions of the Supervisory Board shall be adopted by a majority vote. Should a vote end in a tie, and should a repeated vote on the same item likewise end in a tie, the chairman shall have the casting vote. The casting vote may be given in one of the ways set forth in paragraph 3. The deputy chairman shall not be entitled to give a casting vote.


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                                   SECTION 15
                                 DUTY OF SECRECY

1. The members of the Supervisory Board shall be obliged to maintain secrecy in respect of any confidential information and secrets of the Company, notably business and trade secrets, which have been imparted to them in their capacity as members of the Supervisory Board. Persons taking part in meetings of the Supervisory Board who are not members of the Supervisory Board shall be expressly enjoined to secrecy.

2. In the event that a member of the Supervisory Board intends to pass information on to a third party, he shall be obliged to notify the Supervisory Board and the Executive Board of his intention beforehand, naming the persons he wishes to inform. The Supervisory Board and the Executive Board must be given the opportunity to decide prior to the disclosure of information whether they consider such disclosure to violate paragraph 1 or not. The decision shall be made by the chairman of the Supervisory Board and the chairman of the Executive Board.

3. The members of the Supervisory Board shall be obliged to maintain secrecy as set forth in the foregoing paragraphs after their resignation from the Supervisory Board.




                                   SECTION 16
                                  REMUNERATION

Besides the reimbursement of his expenses, each member of the Supervisory Board shall receive a fixed remuneration amounting to EUR 5,112.92, payable upon the expiry of the financial year, as well as an additional remuneration amounting to EUR 1,789.52 for each percent of distributed profits, based on the capital stock, and a pro rata amount in the case of fractions of a percentage. The additional remuneration is payable on the first business day following the Annual General Meeting. The chairman shall receive twice the amount, and the deputy chairman one and a half times the amount determined for the other members of the Supervisory Board. However, the total remuneration (not including sales tax) shall not exceed the following amounts per fiscal year:

-    For the chairman: 14 times the fixed remuneration

-    For the deputy chairman: 10.5 times the fixed remuneration

- For the other members of the Supervisory Board: 7 times the fixed remuneration.

In addition, any sales tax charged by a member of the Supervisory Board or shown in a credit advice for an invoice shall be refunded by the Company to the extent prescribed by law.



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                          V. THE ANNUAL GENERAL MEETING


                                   SECTION 17
                    INVITATION TO THE ANNUAL GENERAL MEETING

1. The Annual General Meeting shall be held at the registered office of the Company, at a location within a radius of 50 km from the registered office of the company, or in a city in the Federal Republic of Germany where a stock exchange is located. In the event that it is difficult to hold the Annual General Meeting at these venues, the Executive Board or the Supervisory Board may call the meeting at a different location. The invitation shall state the location of the Annual General Meeting.

2. The Executive Board or the Supervisory Board shall call the Annual General Meeting.

3. The Annual General Meeting shall be called by publication of an announcement in the official gazette of the Federal Republic of Germany, giving the information required by law, in such a way that pursuant to sec. 18, paragraph 2 of the Articles of Association, there shall be a period of one month between the date of the publication and the last date of deposit, not counting these two days.




                                   SECTION 18
                   RIGHT TO ATTEND THE ANNUAL GENERAL MEETING

1. Shareholders are entitled to participate in the Annual General Meeting provided they have deposited their shares at the Company or at other places stipulated in the invitation or at a collective security deposit bank or with a notary public during normal business hours, and leave them there until the conclusion of the Annual General Meeting.

2. The shares shall be deposited at least four business days before the date of the Annual General Meeting.

3. Shares shall also be deemed properly deposited if, with the approval of and on behalf of a depository, they are lodged with and kept blocked at another bank until the conclusion of the Annual General Meeting.

4. In the event that shares are deposited with a notary public, the original depository receipt issued by him or a certified copy thereof has to be filed with the Company at the latest on the day following expiry of the deposit deadline.

5. Details regarding the depositing of shares and the issuance of voting cards shall be published in the invitation.

6. For the purposes of this provision Saturdays are not regarded as business days.


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                                   SECTION 19
                                  VOTING RIGHTS

1. Each ordinary share shall entitle its holder to a vote. Holders of preferred shares are not entitled to vote, unless mandatory statutory provisions stipulate otherwise. If legal provisions permit voting rights for preferred shares, each preferred share entitles the holder to a vote.

2. Voting rights may be exercised by proxy. A written statement is required and sufficient for the appointment of a proxy.

3. If no share certificates have been issued, the invitation to the Annual General Meeting shall stipulate the provisions that have to be fulfilled by the shareholders in order to prove their entitlement to voting rights.




                                   SECTION 20
                   CHAIRMANSHIP OF THE ANNUAL GENERAL MEETING

1. The chairman of the Supervisory Board shall chair the Annual General Meeting. Should the chairman be prevented from chairing the meeting, he shall determine another member of the Supervisory Board to take his place. In the event that the chairman is prevented from chairing the meeting and has not determined another member to act as his substitute, the Annual General Meeting shall be chaired by a member of the Supervisory Board elected by the shareholders' representatives on the Supervisory Board.

2. The chairman shall conduct the proceedings and shall determine both the order of the agenda and the form of voting. The outcome of the ballots may be determined by subtracting the affirmative votes or the negative votes and the abstentions from the total number of voting rights to which the voters are entitled.




                                   SECTION 21
                    RESOLUTIONS OF THE ANNUAL GENERAL MEETING

1. Unless stipulated otherwise by mandatory provisions of law, resolutions of the Annual General Meeting require a simple majority of the votes cast to be adopted; where the law prescribes a larger majority of the capital stock represented for the adoption of resolutions, two-thirds of the capital stock represented shall be sufficient, unless mandatory legal provisions require a larger majority.

2. Should a vote end in a tie, the motion shall be deemed rejected, except in the case of elections.


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3.   Should no candidate receive a simple majority of votes during the first ballot, a second ballot shall be conducted among those candidates who received the largest number of votes. Should the second ballot end in a tie, the election shall be determined by drawing lots.




                                   SECTION 22
                      MINUTES OF THE ANNUAL GENERAL MEETING


1. A notary shall take minutes of the proceedings of the Annual General Meeting; the notary and the chairman shall sign the minutes.

2. A list of those shareholders attending in person or represented at the meeting and their representatives shall be attached to the minutes. The chairman of the Annual General Meeting shall sign this list. The minutes shall have full probative value for the shareholders both among themselves and in relation to their representatives.

3.   The proxy documents need not be attached to the minutes.



     VI. ANNUAL FINANCIAL STATEMENTS AND APPROPRIATION OF RETAINED EARNINGS


                                   SECTION 23
     FINANCIAL YEAR, ANNUAL REPORT AND FINANCIAL STATEMENTS, FORMAL APPROVAL
            OF THE ACTIONS OF THE EXECUTIVE AND SUPERVISORY BOARDS,
                        DISTRIBUTION OF RETAINED EARNINGS

1.   The financial year shall be the calendar year.

2. The Executive Board shall prepare the Financial Statements and the Review of Operations for the previous fiscal year and submit them to the Supervisory Board and to the Auditor in the first three months of each fiscal year. At that time the Executive Board shall submit to the Supervisory Board the proposal it wishes to make to the Annual General Meeting concerning the appropriation of retained earnings.

3. As soon as an invitation to the Annual General Meeting has been issued, the annual financial statements, the management report, the report of the Supervisory Board and the Executive Board's proposal for the appropriation of the retained earnings shall be available for the shareholders' inspection on the business premises of the Company.

4. After receipt of the report to be rendered by the Supervisory Board pursuant to sec. 171 paragraph 2 of the German Stock Corporation Act, the Annual General Meeting shall resolve within the first eight months of the financial year on the formal approval of the actions of the Executive and Supervisory Boards, the appropriation of the retained earnings, the appointment of the auditors, and in cases provided for by law, the approval of the annual financial statements.


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5.   In approving the annual financial statements, the Executive and Supervisory
     Boards shall be authorized to appropriate to the retained earnings either all or part of the annual net income remaining after deduction of amounts to be allocated to the legal reserves and of any accumulated losses carried forward. The Executive and Supervisory Boards may not appropriate more then one half of the annual net income if, after such allocation, the other retained earnings would exceed one half of the capital stock.

6. Holders of preferred shares receive a share of the retained earnings which exceeds the dividend paid on ordinary shares by 3 cents and is equal to no less than 3 cents per preferred share. In the event that the retained earnings of a financial year are not sufficient to pay the preferred amount pursuant to sentence 1, the retained earnings of the subsequent financial year shall first be used to pay the arrears without interest before the entire preferred amount for that financial year is distributed to the holders of preferred shares. In the event of there being outstanding preferred amounts for several financial years, the retained earnings shall first be used to pay the arrears without interest in the order of their accrual, and when all arrears have been paid, the remainder shall be used to pay the preferred amount for the financial year preceding the dividend distribution. The right to back payment constitutes part of the share in the profits of that financial year whose retained earnings are used to make the back payment on the preferred shares.



                                   SECTION 24
                      COSTS OF INCORPORATION AND CONVERSION

The Company shall bear all costs connected with its incorporation and conversion. These costs are estimated at DM 250,000.


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